UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

Callon Petroleum Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to the Proxy Statement
for the Annual Meeting of Shareholders
to be held Wednesday, May 25, 2022
This Supplement to the Proxy Statement, dated April 25, 2022 (this “Supplement”), supplements the definitive proxy statement filed by Callon Petroleum Company (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 11, 2022 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2022 Annual Meeting of Shareholders, scheduled to be held on Wednesday, May 25, 2022, at 9:00 a.m. Central Daylight Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about April 25, 2022.
THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange (“NYSE”) notified the Company on April 22, 2022, of its determination that Proposal 4 in the Proxy Statement, which seeks shareholder approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s common stock from 78.75 million to 130 million (“Proposal 4”), is a “routine” matter, eligible for discretionary voting by brokers and other nominees under the NYSE rules. The Proxy Statement previously advised shareholders that Proposal 4 is a "non-routine" matter.
Pursuant to the NYSE rules, if you hold your shares through a broker or other nominee (i.e., in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is not permitted to vote your shares in its discretion on “non-routine” matters as determined by the NYSE but is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE.
Accordingly, if your shares are held in street name and you do not submit voting instructions, under NYSE rules, your broker or other nominee can vote your shares on Proposal 4. A majority of the shares of the Company’s common stock outstanding and entitled to vote must vote “FOR” Proposal 4 for it to be approved. Abstentions and failing to vote have the same effect as votes “AGAINST” the proposal.
The first paragraph in the subsection titled “Required Vote” on page 67 of the Proxy Statement and the paragraph in the subsection titled “Proposal 4 – Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock" on page 75 of the Proxy Statement are each hereby revised in its entirety to read as follows:
Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock. Abstentions and failing to vote will have the same effect as voting “AGAINST” the adoption of this proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal.
In addition, the second paragraph in the subsection titled “Difference between a 'holder of record' and a 'street name' holder” on page 74 of the Proxy Statement is hereby revised in its entirety to read as follows:
In the event you do not provide instructions on how to vote shares held in street name, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of directors and the non-binding advisory proposal on executive compensation, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm and the Proposed Charter Amendment. Your vote is especially important. Therefore, please promptly instruct your broker regarding how to vote your shares on these matters.
Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.